EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.4 Million in 4Q18 and $5.0 Million in 2018; Declares Regular Quarterly Cash Dividend to $0.0925 per Share

HELENA, Mont., Jan. 29, 2019 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income was $1.4 million, or $0.26 per diluted share, in the fourth quarter of 2018 compared to $1.6 million, or $0.30 per diluted share, in the third quarter of 2018.  In the fourth quarter of 2017, following a writedown of its deferred tax asset, as a result of the Tax Cuts and Job Act, which resulted in an additional tax expense of $715,000, or $0.15 per diluted share, net income was $553,000, or $0.11 per diluted share.  There was $582,000 in acquisition-related expenses in the fourth quarter of 2018, compared to $222,000 in the preceding quarter and $400,000 in the fourth quarter a year ago.

For the full year 2018, net income increased to $5.0 million, or $0.91 per diluted share, compared to $4.1 million, or $0.99 per diluted share, in 2017.  There were $1.2 million in acquisition-related costs in 2018, compared to $676,000 in 2017.

Additionally, Eagle’s board of directors declared a regular quarterly cash dividend of $0.0925 per share.  The dividend will be payable March 1, 2019 to shareholders of record February 8, 2019.  The current annualized yield is 2.15% based on recent market prices.

“Our 2018 results were highlighted by strong net interest income, robust balance sheet expansion and the successful integration of our Ruby Valley Bank acquisition, which is providing a great opportunity for revenue growth,” said Peter J. Johnson, President and CEO.  “Additionally, we completed our acquisition of Big Muddy Bancorp earlier this month.  This transaction further solidifies us as the fourth-largest, Montana-based bank and provides us a unique opportunity to expand our market presence and lending activities. While costs associated with the acquisition integration will be higher than normal over the next few quarters, we expect expenses to return to more normalized levels in the second half of 2019 and expect the merger to be immediately accretive to earnings per share.”

On January 1, 2019, Eagle completed its previously announced acquisition of Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, located in Townsend, Montana, in a transaction valued at $16.4 million.  Eagle acquired four State Bank of Townsend retail bank branches and approximately $108 million in assets, $92 million in deposits and $92 million in gross loans based on Big Muddy Bancorp’s September 30, 2018, financial statements.

The Ruby Valley Bank acquisition, which was completed during the first quarter of 2018, added approximately $94 million in assets, $82 million in deposits and $55 million in gross loans.

Fourth Quarter 2018 Highlights (at or for the three-month period ended December 31, 2018, except where noted)

  Net income was $1.4 million, or $0.26 per diluted share.
  Purchase discount on loans from the Ruby Valley Bank portfolio was $1.8 million at January 31, 2018, (the “acquisition date”) of which $1.2 million remains as of December 31, 2018.
  The accretion of the loan purchase discount into loan interest income from the Ruby Valley Bank transaction was $64,000 in the fourth quarter, compared to $100,000 in the preceding quarter.
  Net interest margin was 3.95% in the fourth quarter, which was unchanged compared to the preceding quarter and a 20-basis point improvement compared to 3.75% in the fourth quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 16.3% to $11.4 million, compared to $9.8 million in the fourth quarter a year ago.
  Total loans increased 20.2% to $616.9 million at December 31, 2018, compared to $513.2 million a year.
  Commercial real estate loans increased 31.8% to $256.8 million at December 31, 2018, compared to $194.8 million a year earlier.
  Total deposits increased 20.4% to $626.6 million at December 31, 2018, compared to $520.6 million a year ago.
  Capital ratios remain well capitalized with a tangible common shareholders’ equity ratio of 9.66% at December 31, 2018.
  Declared quarterly cash dividend of $0.0925 per share.
  Excluding tax effected acquisition costs, non-GAAP earnings per diluted share were $0.36 for the fourth quarter and $1.09 for 2018.

Balance Sheet Results

“While a majority of the year-over-year loan growth is due to the successful integration of our Ruby Valley Bank acquisition, organic loan production remains strong, increasing $20.3 million, or 3.4% during the fourth quarter,” said Johnson.  Total loans increased 20.2% to $616.9 million at December 31, 2018, compared to $513.2 million a year earlier and increased 3.4% compared to $596.6 million three months earlier.

Eagle originated $79.4 million in new residential mortgages during the quarter, excluding construction loans, and sold $74.7 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.1%.  This production compares to residential mortgage originations of $86.6 million in the preceding quarter with sales of $83.5 million.

Commercial real estate loans increased 31.8% to $256.8 million at December 31, 2018, compared to $194.8 million a year earlier.  Residential mortgage loans increased 6.4% to $116.9 million, compared to $109.9 million a year earlier.  Commercial loans decreased 6.7% to 59.1 million, home equity loans decreased 1.0% to $52.2 million, construction and development loans increased 8.8% to $41.7 million, and residential construction loans increased 7.4% to $27.2 million compared to a year ago.  Agricultural and farmland loans increased 235.6% to $47.6 million at December 31, 2018, compared to $14.2 million a year earlier.

Total deposits were $626.6 million at December 31, 2018, a modest increase compared to $621.3 million at September 30, 2018, and a 20.4% increase compared to $520.6 million a year ago.  Checking and money market accounts represent 56.8%, savings accounts represent 17.3%, and CDs comprise 25.9% of the total deposit portfolio at December 31, 2018.

Eagle’s total assets increased 19.1% to $853.9 million at December 31, 2018, compared to $716.8 million a year ago, in large part due to the Ruby Valley Bank acquisition.  At September 30, 2018, total assets were $840.0 million.  Shareholders’ equity increased 3.1% to $94.8 million at December 31, 2018, compared to $92.0 million three months earlier and increased 13.4% compared to $83.6 million one year earlier.  Tangible book value was $14.82 per share at December 31, 2018, compared to $14.33 per share at September 30, 2018, and $15.22 per share a year earlier.

Operating Results

“Our net interest margin remained unchanged compared to the preceding quarter, as rising loan yields were partially offset by higher rates on borrowed funds,” said Johnson.  “Additionally, the interest accretion on purchased loans totaled $64,000 and resulted in a three basis point increase in the NIM during the fourth quarter, compared to $100,000 and a five basis point increase in the NIM during the preceding quarter.”  Eagle’s net interest margin was 3.95% in the fourth quarter, the same as in the preceding quarter, and a 20-basis point improvement compared to 3.75% in the fourth quarter a year ago.  For the year, Eagle’s net interest margin was 3.96%, with eight basis points attributed to interest accretion on purchased loans, compared to 3.71% in 2017.  The investment securities portfolio increased to $142.2 million at December 31, 2018, compared to $132.0 million a year ago, which was offset with higher loan volume resulting in increased average yields on earning assets to 4.64% from 4.35% a year ago.

Eagle’s fourth quarter revenues increased modestly to $11.4 million, compared to $11.2 million in the preceding quarter and increased 16.3% when compared to $9.8 million in the fourth quarter a year ago.  For the year, revenues increased 13.0% to $43.1 million, compared to $38.1 million in 2017.  Net interest income before the provision for loan loss increased modestly to $7.6 million in the fourth quarter compared to $7.5 million in the preceding quarter and increased 21.8% compared to $6.2 million in the fourth quarter a year ago.  For the full year 2018, net interest income increased 25.1% to $29.7 million, compared to $23.8 million in 2017.

Noninterest income was $3.8 million in the fourth quarter, the same as in the preceding quarter, and increased 6.6% compared to $3.6 million in the fourth quarter a year ago.  For the year, noninterest income was $13.3 million, compared to $14.3 million in 2017.  The net gain on sale of mortgage loans totaled $2.3 million in both the fourth quarter and the preceding quarter.  The net gain on sale of mortgage loans was $2.1 million in the fourth quarter a year ago.

Eagle’s fourth quarter noninterest expenses were $9.6 million compared to $9.1 million in the preceding quarter and $8.0 million in the fourth quarter a year ago.  Acquisition costs totaled $582,000 for the current quarter, compared to $222,000 for the preceding quarter and $400,000 in the fourth quarter one year ago.  For the year, noninterest expenses totaled $36.2 million, compared to $30.6 million in 2017. Acquisition costs totaled $1.2 million in 2018, compared to $676,000 in 2017.

For the full year 2018, income tax expense totaled $914,000, for an effective tax rate of 15.5%, compared to $2.1 million in 2017 which reflected a one-time increase in tax expense related to the 2017 Tax Cuts and Job Act.  For the fourth quarter of 2018, Eagle recorded $134,000 in income tax expense.

Credit Quality

“Our asset quality has remained very stable, with a gradual increase in our reserves,” noted Johnson.  The allowance for loan losses represented 175.2% of nonaccrual loans at December 31, 2018, compared to 370.9% three months earlier and 588.5% a year earlier.  The fourth quarter provision for loan losses was $260,000, compared to $194,000 in the preceding quarter and $294,000 in the fourth quarter a year ago.

Total OREO and other repossessed assets improved to $107,000 at December 31, 2018, compared to $457,000 at September 30, 2018 and $525,000 at December 31, 2017.  Nonperforming assets (NPAs), consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $3.9 million at December 31, 2018, or 0.45% of total assets, compared to $2.2 million, or 0.26% of total assets three months earlier and $1.5 million, or 0.21% of total assets a year earlier.

Nonperforming loans (NPLs) were $3.8 million at December 31, 2018, compared to $1.7 million at September 30, 2018, and $977,000 a year earlier.

Eagle had net loan charge-offs of $11,000 in the fourth quarter of 2018.  This compares to net recoveries of $6,000 in the third quarter of 2018 and net charge-offs of $44,000 in the fourth quarter a year ago.  The allowance for loan losses was $6.6 million, or 1.07% of total loans at December 31, 2018, compared to $6.4 million, or 1.06% of total loans at September 30, 2018 and $5.8 million, or 1.12% of total loans a year ago.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 9.66% at December 31, 2018.  (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 21 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers with Ruby Valley Bank and The State Bank of Townsend, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation and any litigation which we inherited from our January 2019 merger with The State Bank of Townsend); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our acquisitions of Ruby Valley Bank and The State Bank of Townsend, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Audited)
	December 31,	September 30,	December 31,
	2018	2018	2017

Assets:
Cash and due from banks	$10,144	$7,889	$5,517
Interest bearing deposits in banks	1,057	1,079	1,920
Total cash and cash equivalents	11,201	8,968	7,437
Securities available-for-sale, at market value	142,165	148,935	132,044
FHLB stock	5,011	4,617	4,086
FRB stock	2,033	2,033	1,465
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	7,318	8,747	8,949
Loans:
Real estate loans:
Residential 1-4 family	116,939	115,217	109,911
Residential 1-4 family construction	27,168	29,755	25,306
Commercial real estate	256,784	236,900	194,805
Commercial construction and development	41,739	36,339	38,351
Farmland	29,915	30,421	11,627
Other loans:
Home equity	52,159	53,342	52,672
Consumer	16,565	16,491	15,712
Commercial	59,053	60,407	63,300
Agricultural	17,709	18,849	2,563
Unearned loan fees	(1,098)	(1,081)	(1,093)
Total loans	616,933	596,640	513,154
Allowance for loan losses	(6,600)	(6,350)	(5,750)
Net loans	610,333	590,290	507,404
Accrued interest and dividends receivable	3,479	3,890	2,555
Mortgage servicing rights, net	7,100	6,947	6,578
Premises and equipment, net	29,343	28,600	21,958
Cash surrender value of life insurance	20,545	20,405	14,481
Real estate and other repossessed assets acquired in
settlement of loans, net	107	457	525
Goodwill	12,124	12,124	7,034
Core deposit intangible	1,498	1,599	273
Deferred tax asset, net	1,190	2,100	1,360
Other assets	301	100	478
Total assets	$853,903	$839,967	$716,782

Liabilities:
Deposit accounts:
Noninterest bearing	142,788	142,351	99,799
Interest bearing	483,823	478,951	420,765
Total deposits	626,611	621,302	520,564
Accrued expense and other liabilities	5,388	6,082	4,822
FHLB advances and other borrowings	102,222	95,731	82,969
Other long-term debt, net	24,876	24,860	24,811
Total liabilities	759,097	747,975	633,166

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
5,718,942, 5,718,942 and 5,272,168 shares issued; 5,477,652,
5,460,452 and 5,013,678 shares outstanding at December 31, 2018,
September 30, 2018 and December 31, 2017, respectively)	57	57	53
Additional paid-in capital	52,051	51,927	42,780
Unallocated common stock held by Employee Stock Ownership Plan	(477)	(518)	(643)
Treasury stock, at cost (241,290, 258,490 and 258,490 shares at December
31, 2018, September 30, 2018 and December 31, 2017, respectively)	(2,640)	(2,826)	(2,826)
Retained earnings	46,926	45,989	43,939
Accumulated other comprehensive (loss) income	(1,111)	(2,637)	313
Total shareholders' equity	94,806	91,992	83,616
Total liabilities and shareholders' equity	$853,903	$839,967	$716,782

Income Statement		(Unaudited)		(Audited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Interest and dividend income:
Interest and fees on loans	$7,965	$7,701	$6,554	$30,400	$24,776
Securities available-for-sale	1,022	1,036	762	4,068	2,898
FRB and FHLB dividends	89	80	46	322	170
Interest on deposits in banks	3	5	4	43	7
Other interest income	-	3	1	4	5
Total interest and dividend income	9,079	8,825	7,367	34,837	27,856
Interest expense:
Interest expense on deposits	602	534	411	2,056	1,553
FHLB advances and other borrowings	509	453	361	1,614	1,217
Other long-term debt	361	361	351	1,426	1,320
Total interest expense	1,472	1,348	1,123	5,096	4,090
Net interest income	7,607	7,477	6,244	29,741	23,766
Loan loss provision	260	194	294	980	1,228
Net interest income after loan loss provision	7,347	7,283	5,950	28,761	22,538

Noninterest income:
Service charges on deposit accounts	262	241	233	943	954
Net gain on sale of loans	2,294	2,290	2,141	7,743	8,803
Mortgage loan servicing fees	597	575	546	2,295	2,127
Wealth management income	127	130	161	536	624
Interchange and ATM fees	276	270	208	1,042	856
Appreciation in cash surrender value of life insurance	173	166	125	609	500
Net (loss) gain on sale of available-for-sale securities	(74)	(23)	51	(187)	37
Net gain (loss) on sale of real estate owned and other repossessed property	3	-	(4)	(54)	(29)
Other noninterest income	143	112	104	398	459
Total noninterest income	3,801	3,761	3,565	13,325	14,331

Noninterest expense:
Salaries and employee benefits	5,406	5,123	4,530	20,899	17,880
Occupancy and equipment expense	812	880	665	3,355	2,734
Data processing	666	866	567	2,842	2,263
Advertising	287	295	253	1,158	966
Amortization of mortgage servicing fees	297	296	274	1,203	1,086
Amortization of core deposit intangible and tax credits	181	182	105	700	426
Loan costs	163	154	157	632	622
Federal insurance premiums	43	65	86	246	284
Postage	56	58	46	248	193
Legal, accounting and examination fees	209	121	183	656	575
Consulting fees	46	23	58	111	180
Acquisition costs	582	222	400	1,169	676
Write-down on real estate owned and other repossessed property	28	-	-	28	45
Other noninterest expense	794	767	698	2,943	2,708
Total noninterest expense	9,570	9,052	8,022	36,190	30,638

Income before income taxes	1,578	1,992	1,493	5,896	6,231
Income tax expense	134	360	940	914	2,128
Net income	$1,444	$1,632	$553	$4,982	$4,103

Basic earnings per share	$0.26	$0.30	$0.11	$0.92	$1.01
Diluted earnings per share	$0.26	$0.30	$0.11	$0.91	$0.99
Weighted average shares
outstanding (basic EPS)	5,471,856	5,460,452	4,854,128	5,426,605	4,074,231
Weighted average shares
outstanding (diluted EPS)	5,533,465	5,524,912	4,912,701	5,490,347	4,132,590

ADDITIONAL FINANCIAL INFORMATION	Three Months Ended
(Dollars in thousands, except per share data) (Unaudited)	December 31,	September 30,	December 31,
	2018	2018	2017
Performance Ratios (For the quarter):
Return on average assets	0.68%	0.79%	0.31%
Return on average equity	6.19%	7.04%	2.72%
Net interest margin***	3.95%	3.95%	3.75%
Core efficiency ratio*	77.20%	76.95%	76.63%

Performance Ratios (Year-to-date):
Return on average assets	0.60%	0.57%	0.59%
Return on average equity	5.44%	5.19%	6.20%
Net interest margin***	3.96%	3.97%	3.71%
Core efficiency ratio*	79.69%	80.59%	77.53%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017

Nonaccrual loans	$2,268	$1,556	$977
Loans 90 days past due and still accruing	1,477	156	-
Restructured loans, net	22	-	-
Total nonperforming loans	3,767	1,712	977
Other real estate owned and other repossessed assets	107	457	525
Total nonperforming assets	$3,874	$2,169	$1,502

Nonperforming loans / portfolio loans	0.61%	0.29%	0.19%
Nonperforming assets / assets	0.45%	0.26%	0.21%
Allowance for loan losses / portfolio loans	1.07%	1.06%	1.12%
Allowance / nonperforming loans	175.21%	370.91%	588.54%
Gross loan charge-offs for the quarter	$22	$14	$53
Gross loan recoveries for the quarter	$11	$20	$9
Net loan charge-offs for the quarter	$11	$(6)	$44

Capital Data (At quarter end):
Tangible book value per share	$14.82	$14.33	$15.22
Shares outstanding	5,477,652	5,460,452	5,013,678
Tangible common equity to tangible assets	9.66%	9.47%	10.76%

Other Information:
Average total assets for the quarter	$845,267	$830,875	$715,425
Average total assets year to date	$829,186	$823,826	$696,983
Average earning assets for the quarter	$764,095	$750,684	$660,442
Average earning assets year to date	$750,127	$745,470	$641,141
Average loans for the quarter **	$610,412	$591,441	$524,057
Average loans year to date **	$590,059	$583,274	$507,980
Average equity for the quarter	$93,290	$92,678	$81,415
Average equity year to date	$91,527	$90,939	$66,200
Average deposits for the quarter	$624,327	$615,544	$523,866
Average deposits year to date	$617,182	$614,800	$518,638

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
*** Based on actual days. Previously calculated on a 360 day basis.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains our core efficiency ratio and tangible book value per share, which are non-GAAP financial measures.  The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.  Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Calculation of Core Efficiency Ratio:
Noninterest expense	$9,570	$9,052	$8,022	$36,190	$30,638
Acquisition costs	(582)	(222)	(400)	(1,169)	(676)
Intangible asset amortization	(181)	(182)	(105)	(700)	(426)
Core efficiency ratio numerator	8,807	8,648	7,517	34,321	29,536

Net interest income	7,607	7,477	6,244	29,741	23,766
Noninterest income	3,801	3,761	3,565	13,325	14,331
Core efficiency ratio denominator	11,408	11,238	9,809	43,066	38,097

Core efficiency ratio	77.20%	76.95%	76.63%	79.69%	77.53%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2018	2018	2017
Tangible Book Value:
Shareholders' equity	$94,806	$91,992	$83,616
Goodwill and core deposit intangible, net	(13,622)	(13,723)	(7,307)
Tangible common shareholders' equity	$81,184	$78,269	$76,309

Common shares outstanding at end of period	5,477,652	5,460,452	5,013,678

Common shareholders' equity (book value) per share (GAAP)	$17.31	$16.85	$16.68

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$14.82	$14.33	$15.22

Tangible Assets:
Total assets	$853,903	$839,967	$716,782
Goodwill and core deposit intangible, net	(13,622)	(13,723)	(7,307)
Tangible assets (non-GAAP)	$840,281	$826,244	$709,475

Tangible common shareholders' equity to tangible assets
(non-GAAP)	9.66%	9.47%	10.76%

Earnings Per Diluted Share	(Unaudited)	(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended	Year Ended
	December 31,	December 31,
	2018	2018

Net interest income after loan loss provision	$7,347	$28,761
Noninterest income	3,801	13,325

Noninterest expense	9,570	36,190
Acquisition costs	(582)	(1,169)
Noninterest expense, excluding acquisition costs	8,988	35,021

Income before income taxes	2,160	7,065
Income tax expense, excluding acquisition cost
related taxes	183	1,095
Net Income, excluding acquisition costs	$1,977	$5,970

Diluted earnings per share (GAAP)	$0.26	$0.91
Diluted EPS, excluding acquisition
costs (non-GAAP)	$0.36	$1.09

Contacts:	Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007